Exhibit 10.17

July 01, 2011

Mr. Sunil Chitale

702, Janak, Vasant Valley,

Malad (East), Mumbai – 400097

India.

Dear Sir,

Sub:	Employment Contract

Congratulations on your appointment as Executive Vice President and Head - Corporate Strategy & Marketing, iGATE Technologies Inc.

In supersession of all previous employment contract/appointment offer, the Company has set forth the following terms of your appointment, with immediate effect.

1.	You are seconded to Patni Computer Systems Ltd., effective July 01st 2011, and will be based at Mumbai, India however you will undertake such travel as may be necessary from time to time in relation to the business of the Company. You shall devote your whole time and attention during business hours to the business of the Company and shall use your best endeavors to promote its interests and welfare. You shall perform such duties and responsibilities as may be entrusted to you from time to time.

2.	(a)	Your revised compensation is set forth in Annexure A hereto. The compensation payable to you shall be reviewed annually based on your performance. Your total Annual Compensation is inclusive of all benefits and variable pay and will be subject to deductions of tax at source in accordance with the prevailing laws. Variable Pay-out is administered o n annual basis and governed as per relevant policy of the Company.

	(b)	On termination of your employment with the Company, you shall be entitled to a terminal compensation equal to three months then prevailing gross annual remuneration set out in 1(a) read with Annexure A.

3.	If you are required to relocate in the interest of the Company, the costs and expenses for your relocation, including travel costs for yourself and your immediate family to such place, shall be reimbursed by the Company.

4.	You shall be entitled to participate in the Stock Option Plan of iGATE Corporation or its subsidiary companies, as may be applicable to other senior employees of your level.

5.	You will report to the President and Chief Executive Officer of the Company on all matters relating to the Company.

6.	During your employment with the Company, you shall not, directly or indirectly, engage in any other business, occupation or employment whatsoever (other than with Affiliates of the Company); provided however that it shall be permissible for you with the prior written approval of the Company to hold any directorship or directorships of any other company or companies, and the holdings of any such permitted directorships shall not be deemed a contravention of this Section 6.

As used in this letter agreement, “Affiliate” means the Company’s ultimate holding company, iGATE Corporation, a Pennsylvania corporation, any subsidiary of the Company or any body corporate wherever situate in which iGATE Corporation, either directly or indirectly, has not less than a twenty five per cent (25%) ownership interest.

7.	AGREEMENT NOT TO COMPETE. In order to protect the business interest and goodwill of the Company with respect to Customers and accounts of Company, and to protect Trade Secrets and Confidential Information as those terms are defined in Annexure B, Employee covenants and agrees that for the entire period of time that this Agreement remains in effect, and for a period of two (2) years after termination of Employee’s employment for any reason, Employee will not:

(a)	directly or indirectly contact any Customer of the Company for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by the Company;

(b)	directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by the Employee to employ any person who is employed by the Company at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with the company;

(c)	directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its employees or solicit, induce, or attempt to induce employees of the Company to terminate employment with the Company and become self-employed or employed with others in the same or similar business or any product line or service provided by Company; or

(d)	directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Employee has worked and/or conducted business for the Company within the six (6) months period prior to the termination of Employee’s employment. Competing Business” shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, invests in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by the Company

Customer” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Employee as a result of Employee’s access to the Company’s business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom the Company has contracted or negotiated during the one (1) year period preceding the termination of Employee’s employment; or (iii) who is or becomes a prospective client, customer or acquisition candidate of the Company during the period of Employee’s employment.

8.

Nondisclosure AND NONUSE of Confidential Information. The Employee covenants and agrees during Employee’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of the Company, all Confidential Information except that Employee may disclose such Confidential Information to persons, firms or corporations who need to know such Information during the course and within the scope of Employee’s employment. Employee will not use any Confidential Information for any purpose or for Employee’s personal benefit other than in the course and within the scope of Employee’s employment. Employee agrees to sign and abide by the terms and conditions of the Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Attachment B and incorporated as though fully set forth herein.

9.	Notwithstanding anything to the contrary herein contained:

(a)	the Company shall be entitled to terminate your employment at any time by giving you three (3) month’s notice in writing or (3) month’s gross salary in lieu of (3) month’s notice period without assigning any reason.

(b)	you shall be entitled to terminate your employment with the Company at any time by giving to the Company three (3) month’s notice in writing without assigning any reason.

10.	Within thirty (30) days of termination of your employment, the Company shall settle and pay all amounts due to you pursuant to this letter agreement and you shall return forthwith to the Company all assets and properties of the Company in your custody or possession.

11.	CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Bangalore, Karnataka and the law of Republic of India shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Employee to enforce their rights hereunder to any court or arbitrator geographically located in Bangalore, Karnataka. The Employee hereby waives any objections to the jurisdiction and venue of the courts in or for Bangalore, Karnataka, including any objection to personal jurisdiction, venue, and/or forum non-convenient, in any proceeding by the Company to enforce its rights hereunder filed in or for Bangalore, Karnataka. Employee agrees not to object to any petition filed by the Company to remove an action filed by Employee from a forum or court not located in Bangalore, Karnataka.

12.	ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and it supersedes all prior statements, discussions and understandings and may be amended only by a writing signed by both parties.

We look forward to your very active participation and contribution in our journey to scaling newer heights and make iGATE a world class organization.

Wish you a happy and rewarding career with iGATE!

Please sign and return one original to us indicating your acceptance of the revised terms of your appointment.

Yours truly,
For iGATE Technologies Inc.	I Accept

/s/ PHANEESH MURTHY	/s/ SUNIL CHITALE
Phaneesh Murthy President and CEO	Sunil Chitale

ANNEXURE A

1.	(a)	Your gross annual remuneration shall be INR 8,000,000 (Rupees Eighty Lakhs only) effective January 01, 2011 to be divided into various heads as per the company Rules and as may be applicable to managers of your level.

	(b)	The Company and you may mutually agree to amend the manner in which your gross annual remuneration is divided.

2.	You may be paid an annual performance based incentive, not exceeding INR 4,000,000 (Rupees Forty Lakhs only) based upon a review of your performance by the President and CEO of the Company. The performance-based incentive will be paid annually, as may be decided by the Company.

ANNEXURE B

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

PROTECTION AGREEMENT

This Agreement is made and entered into to be effective as of the date set forth below, by and between iGATE Technologies Inc, a subsidiary of iGATE Corporation (hereafter referred to as “iGATE or “Company””) and the undersigned employee, Sunil Chitale, (hereinafter called “Employee”).

WITNESSETH:

WHEREAS, Employee has been or will be employed by the Company in a capacity such that, in the performance of Employee’s duties, Employee may acquire Confidential Information or Trade Secrets (as those terms are defined below) relating to the Company’s business (or that of its joint ventures, affiliated companies or its clients) and Employee may develop copyrightable works, inventions or improvements relating to the Company’s products and business (or that of its affiliated companies or joint ventures); and

WHEREAS, it is the understanding between the Company and Employee that the Company shall have certain rights in such Confidential Information, Trade Secrets, copyrightable works, inventions and improvements;

NOW, THEREFORE, in consideration of the Company’s agreement to employ Employee and the fees paid to Employee by the Company during Employee’s employment by the Company, Employee agrees as follows:

Employee hereby acknowledges and agrees that each of the copyrightable works authored by Employee (including, without limitation, all software and related documentation and all web site designs), alone or with others, during Employee’s employment by the Company shall be deemed to have been to be works prepared by Employee within the scope of Employee’s employment by the Company and, as such, shall be deemed to be “works made for hire” under the United States copyright laws from the inception of creation of such works. In the event that any of such works shall be deemed by a court of competent jurisdiction not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Employee to the Company of all right, title and interest in and to such works, including, without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this paragraph. Employee agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this paragraph 1.

Employee shall promptly and fully disclose to the Company all inventions or improvements made or conceived by Employee, solely or with others, during Employee's employment by the Company and, where the subject matter of such inventions or improvements results from or is suggested by any work which Employee may do for or on behalf of the Company or relates in any way to the Company’s products or business (or that of its affiliated companies or joint ventures), the Company shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements are made or conceived by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such inventions or improvements which otherwise fall within this paragraph 2.

The Company shall have no rights pursuant to this Agreement in any invention of Employee made during the term of Employee’s employment by the Company if such invention has not arisen out of or by reason of Employee’s work with the Company or does not relate to the products, business or operations of the Company or of its affiliated companies or joint ventures, although Employee shall nonetheless inform the Company of any such invention.

At the request of the Company, either during or after termination of Employee’s employment by the Company, Employee shall execute or join in executing all papers or documents required for the filing of patent applications in the United States and such foreign countries as the Company may elect, and Employee shall assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the inventions, patent applications and Letters Patent in accordance with the spirit of this Agreement.

Employee shall treat as confidential all Trade Secrets and Confidential Information belonging to the Company (or information belonging to third parties to which the Company shall owe an obligation of secrecy) which is disclosed to Employee, which Employee may acquire or develop or which Employee may observe in the course of Employee’s employment by the Company and which at the time of disclosure is not previously known by Employee and not known or used by others in the trade generally, and Employee shall not disclose, publish or otherwise use, either during or after termination of Employee’s employment by the Company, any such Trade Secrets or Confidential Information without the prior written consent of the Company. As used in this Agreement, “Confidential Information” means the whole or any portion or phase of any data or information relating to the Company’s services, products, processes or techniques relating to its business or that of any of the Company’s, customers, clients, whether or not copyrighted, patented or patentable. As used in this Agreement, “Trade Secret” means any useful process, machine or other device or composition of matter which is new and which is being used or studied by the Company and is not described in a patent or described in any literature already published and distributed externally by the Company; the source code or algorithms of any software developed or owned by the Company; any formula, plan, tool, machine, process or method employed by the Company, whether patentable or not, which is not generally known to others; business plans and marketing concepts of the Company; marketing or sales information of the Company; financial information or projections regarding the Company or potential acquisition candidates of the Company; financial, pricing and/or credit information regarding clients or vendors of the Company; a listing of names, addresses or telephone numbers of customers or clients of the Company; internal corporate policies and procedures of the Company; and any other information falling under the definition of a “Trade Secret” pursuant to the Uniform Trade Secrets Act (or, if applicable, the version thereof adopted by California).

Upon termination of employment with Company for any reason, Employee shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning Company's business, Customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information or Trade Secrets. Employee agrees to maintain the integrity of all stored computer information and agrees not to alter damage or destroy said computer information before returning it to Company.

Employee shall keep and maintain adequate and current written records of all Trade Secrets and Confidential Information made by Employee (solely or jointly with others) during the term of employment (“Records”). The Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The Records will be available to and remain the sole property of the Company at all times. Employee shall not remove such Records from the Company’s place of business except as expressly permitted by the Company.

This Agreement shall in no way alter, or be construed to alter, the terms and conditions of any Employment Agreement entered into by Employee with the Company. The Company may utilize any portion of Employee’s Employment Agreement to enforce the terms and conditions set forth herein and remedy any violation of this Agreement. The Company has the exclusive right to assign this Agreement.

The parties agree that this Agreement shall be deemed to have been made and entered into in Bangalore, Karnataka and the law of Republic of India shall govern their Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Employee to enforce their rights hereunder to any court geographically located in Bangalore, Karnataka. The Employee hereby waives any objections to the jurisdiction and venue of the courts in or for Bangalore, Karnataka, including any objection to personal jurisdiction, venue, and/or forum non-convenient, in any proceeding by the Company to enforce its rights hereunder filed in or for Bangalore, Karnataka. Employee agrees not to object to any petition filed by the Company to remove an action filed by Employee from a forum or court not located in Bangalore, Karnataka.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT. I UNDERSTAND THAT I AM REQUIRED TO SIGN THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

Employee Name: Sunil Chitale

/s/ SUNIL CHITALE
Signature

Date: July 01, 2011